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           FLORSHEIM GROUP INC.                           EXHIBIT 11

     STATEMENT RE COMPUTATION OF NET EARNINGS PER COMMON SHARE


                                           Three Months        Three Months
                                               Ended               Ended
                                         September 28, 1996  September 27, 1997
                                         ------------------  ------------------
Weighted average common shares during
the period                                    8,346,051           8,374,751

Common shares issuable on exercise of
stock options                                    44,160 (2)                 (1)
                                              ---------           ---------
Weighted average common and common
equivalent shares outstanding                 8,390,211           8,374,751
                                              =========           =========

(1) Common stock options were not included since the exercise of which would have had an antidilutive effect on the net loss per share.

(2) Includes common stock options, the exercise of which would result in dilution of net earnings per share. If the average common stock price was higher than the common stock option exercise price during the period, common stock options were considered as exercised and the proceeds assumed to be used to purchase common stock at the average common stock market price.

                                           Nine Months          Nine Months
                                               Ended               Ended
                                         September 28, 1996  September 27, 1997
                                         ------------------  ------------------
Weighted average common shares during
the period                                    8,346,051           8,374,751

Common shares issuable on exercise of
stock options                                     -     (1)           -     (1)
                                              ---------           ---------
Weighted average common and common
equivalent shares outstanding                 8,346,051           8,374,751
                                              =========           =========


   (1) Common stock options were not included since the exercise of which would have had an antidilutive effect on the net loss per share.




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